Exhibit 10.4

Dated this 29th day of February         2024

SKUBBS HOLDINGS LIMITED

and

HUANG ZHONGYING

and

PURPLE WEALTH LIMITED

AGREEMENT

relating to the sale and purchase

of all the issued and paid-up shares of

Red Dot Enterprises Limited

THIS AGREEMENT is made on the 29th day of February        2024.

BETWEEN:-

(1)	SKUBBS HOLDINGS LIMITED, an exempted company incorporated in the Cayman Islands whose registered office is situated at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Purchaser”);

(2)	HUANG ZHONGYING (Singapore Identity Card No.: S8217300E) 1 Lorong 5 Toa Payoh, Gem Residences #16-03, Singapore 319458 (“Mr. Huang”); and

(3)	PURPLE WEALTH LIMITED, a limited liability company incorporated in the British Virgin Islands (BVI Company Number: 2099483) whose registered office is situated at Corporate Registrations Limited of Sea Meadow House, (P.O. Box 116), Road Town, Tortola, British Virgin Islands (“Purple Wealth”).

(Mr. Huang and Purple Wealth are collectively referred to as the “Vendors”, and each a “Vendor”; and the Purchaser, Mr. Huang and Purple Wealth are collectively referred to as the “Parties”, and each a “Party”.)

WHEREAS:-

(A)	The Purchaser is wholly-owned by Market Lead Ventures Limited, a limited liability company incorporated in the British Virgin Islands (BVI Company Number: 2099645) (“Market Lead”) and is wholly-owned by Mr. Huang.

(B)	Red Dot Enterprises Limited (the “Company”), a limited liability company incorporated in the British Virgin Islands (BVI Company Number: 2097891) which has 1,000 ordinary shares of US$1.00 each in issue and is owned as to 95.1% by Mr. Huang and 4.9% by Purple Wealth.

(C)	The Company only has one direct wholly-owned subsidiary, namely Skubbs Private Limited (Company Number: 201327767Z (“Skubbs SG”), which in turn wholly-owns Skubbs Sdn. Bhd, a limited liability company incorporated in Malaysia (Registration Number: 1237293-T) (“Skubbs Malaysia”).

(C)	The Vendors have agreed to sell and the Purchaser has agreed to purchase the Sale Shares for the consideration and otherwise upon and subject to the terms and conditions hereinafter set out.

IT IS HEREBY AGREED THAT:-

1. INTERPRETATION

(A)	In this Agreement, the Schedules and the Recital hereto, unless the context requires otherwise:-

“Accounts”	means the audited accounts of the Company, Skubbs SG and Skubbs Malaysia for the year ended the Accounts Date;

“Accounts Date”	means 31 December 2023;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks in Singapore are generally open for business;

“Completion”	means the performance by the parties of their respective obligations in accordance with the provisions of Clause 6;

“Completion Date”	means the date on which Completion takes place;

“Consideration Share(s)”

means the ordinary share(s) of US$0.001 each in the capital of the Purchaser to be allotted and issued to the Vendors or their nominees, credited as fully paid as provided by Clause 3 in consideration for the sale of the Sale Shares;

“Disclosed”	means disclosed in a full, fair, specific and accurate manner elsewhere in this Agreement, in the Accounts or in the Prospectus;

“Listing”	means the listing of the shares of the Purchaser on the Stock Exchange;

“Prospectus”	means the listing document of the Purchaser for the purpose of the Listing;

“Sale Shares”

means the aggregate of 1,000 Shares legally and beneficially owned by the Vendors as to 951 Shares by Mr. Huang and 49 Shares by Purple Wealth, representing the entire issued and paid-up shares of the Company;

“Share(s)”	means the ordinary share(s) of par value US$1.00 each of the Company;

“Singapore”	means the Republic of Singapore;

“Stock Exchange”	means The Nasdaq Stock Exchange in the United States of America; and

“Warranties”	means the warranties and representations referred to in Clause 5 and Schedule I.

(B)	References herein to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their applications are modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

(C)	References herein to “Clauses” and “Schedules” are to clauses of and schedules to this Agreement unless the context requires otherwise and the Schedules to this Agreement form an integral part of this Agreement.

(D)	The Clause headings are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

(E)	Unless the context requires otherwise, in this Agreement, words importing the singular include the plural and vice versa and words importing gender or the neuter include both genders and the neuter.

(F)	The expressions the “Vendor”, and the “Purchaser” shall, where the context permits, include their respective successors, personal representatives and permitted assigns.

(G)	References herein to persons shall include bodies corporate, corporations, partnerships, sole proprietorships, organisations, associations, enterprises and branches.

2. SALE AND PURCHASE

(A)	Subject to the terms and conditions of this Agreement, the Vendors shall sell as legal and beneficial owners of their respective Sale Shares and the Purchaser shall purchase all of the Sale Shares, free from all liens, claims, equities, charges, encumbrances or third-party rights of whatsoever nature and with all rights now or hereafter becoming attached thereto as at the date hereof and thereafter (including, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement).

(B)	The Purchaser shall not be obliged to purchase any of the Sale Shares unless the Vendors comply with their obligations under Clause 2(A). The Purchaser may rescind this Agreement if the Vendors fail to sell the Sale Shares to the Purchaser as contemplated by Clause 2(A).

(C)	The Purchaser shall not be obliged to complete the sale and purchase of any Sale Shares unless the sale and purchase of all of the Sale Shares are completed simultaneously by the Vendors.

3. CONSIDERATION

(A)	In consideration of the sale by the Vendors of the Sale Shares to the Purchaser, the Purchaser shall at Completion:

(i)	allot and issue 10,936,499 Consideration Shares to Market Lead (being the nominee of Mr. Huang), all credited as fully paid on the Completion Date; and

(ii)	allot and issue 563,500 Consideration Shares to Purple Wealth, all credited as fully paid on the Completion Date.

(B)	The Vendors hereby confirm and agree with the Purchaser that settlement of the consideration of the Sale Shares in the manner set out in Clause 3(A) shall constitute an absolute and complete discharge to the Purchaser of its obligation to make payment of the consideration for the Sale Shares to the Vendors under this Agreement.

4. COSTS

All stamp duty (if any) payable in respect of the transactions contemplated herein shall be borne by the Purchaser. Save as expressly provided herein, each party shall bear its own legal, accountancy and other costs and expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement.

5. REPRESENTATIONS, WARRANTIES, UNDERTAKINGS AND INDEMNITIES

(A)	Save as Disclosed,

(i)	the Vendors hereby represent and warrant to the Purchaser the terms set out in Schedule I;

(ii)	each Warranty shall be construed as a separate representation and warranty and is independent to the intent that the Purchaser shall have a separate claim and right of action in respect of any breach thereof and save as expressly provided herein shall not be limited or restricted by reference to anything else in this Agreement;

(iii)	the Purchaser shall not be entitled to claim that any fact, matter or circumstance constitutes a breach of any of the Warranties to the extent that such fact, matter or circumstance has been Disclosed or to the extent of any matter or thing hereafter done or omitted to be done at the written request or with the written approval of the Purchaser;

(iv)	prior to the Completion Date, if any of the Warranties set out in Schedule I is found to be untrue, inaccurate or misleading in any material respect, or in the event of the Vendors becoming unable or failing to do anything required under this Agreement to be done by any of them at or before the Completion Date, the Purchaser may by notice in writing rescind this Agreement;

(v)	the Vendors represent and warrant that they have made full enquiry and there is no other information of which they are aware, the omission of which would render any of the Warranties inaccurate, incomplete or misleading. The Vendors undertake to forthwith notify the Purchaser in writing of any matter or thing of which the Vendors become aware of and which is or may be a material breach of or materially inconsistent with any of the Warranties;

(vi)	the Vendors agree and acknowledge that the Purchaser is entering into this Agreement in reliance on the Warranties and the accuracy of the matters disclosed herein notwithstanding any information which may otherwise come into the possession of the Purchaser or which the Purchaser ought to have known or had constructive knowledge and the Purchaser shall be entitled to treat the same as conditions of this Agreement;

(vii)	the Vendors represent and warrant to the Purchaser that all information relating to the Company or its assets or affairs which would be material to a purchaser for value of the shares, undertaking or assets of the Company is contained in this Agreement;

(viii)	the Vendors agree with the Purchaser (as nominee of the Company and its employees) to waive any rights or claims which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or its employees in connection with the giving of the Warranties; and

(ix)	each Party represents, warrants and undertakes to the other Parties that:

(a)	the first-mentioned party has the power to execute and deliver this Agreement and to perform its obligations under it and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)	this Agreement constitutes legal, valid and binding obligations on the first-mentioned party in accordance with its terms; and

(c)	the execution and delivery by the first-mentioned party of this Agreement and the performance by the first-mentioned party of his/its obligations under it do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which the first-mentioned party is a party;

(ii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the first-mentioned party is bound; and

(iii)	all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the first-mentioned party to execute, deliver and perform his/her/its obligations under this Agreement have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

(B)	The Vendors hereby undertake to indemnify and keep indemnified on demand the Purchaser (for itself and as nominee of the Company) against any loss, liability, damages, claims, expenses and costs suffered by the Purchaser or the Company as a result of or in connection with any breach of any of the Warranties including, but not limited to, any diminution in the value of the assets of and any payment made or required to be made by the Purchaser or the Company and any costs, charges, interests, penalties and expenses (including legal expenses) incurred as a result of such breach PROVIDED THAT the indemnity contained in this Clause shall be without prejudice to any other rights and remedies of the Purchaser in relation to any breach of Warranty and all such other rights and remedies are hereby expressly reserved to the Purchaser.

6. COMPLETION

(A)	This Agreement shall be completed forthwith upon the signing of this Agreement (or such other date as the Parties may agree) at the office of the Company (or such other place as the Parties may agree).

(B)	The Vendors shall procure that on Completion the board of directors of the Company shall pass the necessary resolutions to approve (i) the transfer of the Sale Shares from the Vendors to the Purchaser; (ii) the issuance of a new share certificate to the Purchaser, if requested; (iii) the filing of all notices with the BVI Registrar of Corporate Affairs (if necessary) and the updating of the register of members of the Company; and all other such matters as may be required to enable the Purchaser to become the registered holder(s) of the Sale Shares (the “Resolutions”).

(C)	At Completion, all (but not part only) of the following businesses shall be transacted:-

(i)	the Vendors shall deliver or procure the delivery to the Purchaser the following documents:

(a)	the instruments of transfer duly executed by all the Vendors in respect of all of their Sale Shares in favour of the Purchaser together with all the original share certificate(s) in the name of the Vendors in respect of all the Sale Shares (if any);

(b)	the original share certificate(s) in respect of all the Sale Shares duly executed in the name of the Purchaser;

(c)	a certified true copy of the Resolutions of the Company; ; and

(e)	such other documents as the Purchaser may reasonably require to enable it to become the registered as holder of the Sale Shares (if applicable).

(ii)	against compliance with the provisions of Clause 6(C)(i) above, the Purchaser shall:-

(a)	deliver to the each of the Vendors a copy of the board resolutions or minutes of the Purchaser approving execution and delivery of this Agreement and the transactions contemplated therein and allot and issue the Consideration Shares in the manner set out in Clause 3(A) above credited as fully paid to the Vendors;

(b)	procure the registration of the name of the Vendors in the register of members of the Purchaser in respect of such Consideration Shares; and

(b)	if required, deliver to the Vendors share certificate(s) for the Consideration Shares.

(D)	Without prejudice to any other remedies available to the Purchaser, if any of the provisions of Clauses 6(B) and 6(C)(i) are not fully complied with, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including specific performance) to elect to rescind this Agreement or to effect Completion so far as practicable having regard to the defaults which have occurred and treat this Agreement as completed subject to satisfaction of a condition subsequent that the defaults be remedied within such time as it may specify or to rescind this Agreement.

(E)	If the provisions of Clause 6(C)(ii) are not fully complied with, the Vendors shall be entitled to elect to rescind this Agreement or to effect Completion so far as practicable having regard to the defaults which have occurred and treat this Agreement as completed subject to satisfaction of a condition subsequent that the defaults be remedied within such time as it may specify.

7. MISCELLANEOUS

(A)	Subject to any express provision of this Agreement to the contrary, each party to this Agreement shall pay its own costs and disbursements of and incidental to the preparation, negotiation and completion of this Agreement and the sale and purchase hereby agreed to be made.

(B)	Any notice claim, demand, court process, document or other communication to be given under this Agreement (collectively “communication” in this Clause 7(B)) shall be in writing in the English language and may be served or given personally or sent to the address or facsimile numbers (if any) stated after such Party’s name at the beginning of this Agreement, or to such other address as may have been last notified in writing by such Party to the party serving the communication specifically referring to this Agreement. All communication shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

Means of despatch	Time of deemed receipt

Local mail or courier	24 hours
Facsimile	on despatch
Air courier/Speedpost	3 days
Airmail	5 days

(C)	A communication served in accordance with Clause 7(B) shall be deemed sufficiently served. In proving service and/or receipt of a communication, it shall be sufficient to prove that such communication was left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee’s address or that the communication was properly transmitted by facsimile to the addressee. In the case of facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a satisfactory report of transmission printed out by the sending machine. Nothing in this Clause 7 shall preclude the service of communication or the proof of such service by any mode permitted by law.

(D)	The Purchaser hereby irrevocably appoints the Company (the “Purchaser Agent”) as its agent to accept service of legal process out of the courts of Singapore in connection with this Agreement. The Purchaser further agrees to maintain a duly appointed agent in Singapore to accept service of process out of the courts of Singapore and to keep the Parties informed of the name and address of such agent. Service on the Purchaser Agent (or such agent referred to above) shall be deemed to be service on the Purchaser. The provisions of Clauses 7(B) and 7(C) shall apply to the service of court process on the process agent of the Purchaser.

Purple Wealth hereby irrevocably appoints Mr. Huang (the “Vendor Agent”) as its agent to accept service of legal process out of the courts of Singapore in connection with this Agreement. Purple Wealth further agrees to maintain a duly appointed agent in Singapore to accept service of process out of the courts of Singapore and to keep the Parties informed of the name and address of such agent. Service on the Vendor Agent (or such agent referred to above) shall be deemed to be service on Purple Wealth. The provisions of Clauses 7(B) and 7(C) shall apply to the service of court process on the process agent of Purple Wealth.

(E)	This Agreement constitutes the whole agreement between the parties hereto and shall supersede the terms of any agreement, whether oral or otherwise, made prior to the entering into of this Agreement. It is expressly declared that no purported variations hereof shall be effective unless made in writing and signed by all the parties hereto.

(F)	The provisions of this Agreement, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

(G)	The Vendors and the Purchaser shall at the request of the other do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement.

(H)	No waiver by any party to this Agreement of any breach by any other party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof and any forbearance or delay by the relevant party in exercising any of its rights hereunder shall not be constituted as a waiver thereof.

(I)	Save as expressly provided in the relevant clause(s) or sub-clause(s) of this Agreement, the remedy of the Parties for the breach of any provision of this Agreement shall lie in damages only.

(J)	Time shall be of the essence as regards any time, date or period mentioned in this Agreement and any time, date or period substituted for the same by agreement of the parties hereto or otherwise.

(K)	The illegality, invalidity or unenforceability of any part of this Agreement shall not affect the legality, validity or enforceability of any other part of this Agreement.

(L)	The provisions of this Agreement shall be binding on and shall ensure for the benefit of the successors and assigns and personal representatives (as the case may be) of each party.

(M)	This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which is an original but, together, they constitute one and the same agreement.

(N)	Save as expressly provided in this Agreement, no provision of this Agreement is enforceable by virtue of the Contracts (Rights of Third Parties) Act 2001 of Singapore by any person who is not a Party to this Agreement.

(O)	All provisions of this Agreement shall not, so far as they have not been performed at and/or are expressed to continue after Completion, be in any respect extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect so far as they are capable of being performed or observed.

8. GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and shall be construed in accordance with the laws of Singapore and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Singapore courts. Each of the parties hereto also irrevocably agrees that the courts of Singapore are the most appropriate and convenient forum with jurisdiction to settle any disputes arising from or in relation to this Agreement, and waive any right to raise the contrary.

SCHEDULE I

THE WARRANTIES

The Vendors represent and warrant to the Purchaser that all representations and statements of fact set out in this Schedule I or otherwise contained in this Agreement are and will be true and accurate in all respects as at the date hereof and at all times up to and as at Completion.

1.	RECITALS

The matters stated in the Recitals to this Agreement are correct.

2.	THE COMPANY

2.1	Save as Disclosed, there is no outstanding indebtedness or other liability (actual or contingent) owed by the Company nor is there any indebtedness owing to the Company by any such person, any director of the Company or any person connected with the Vendors.

2.2	The entire issued and paid-up shares of the Company is as set out in the Recitals and the Sale Shares are issued fully paid and are legally and beneficially owned by the Vendors free from all liens, charges, equities, encumbrances or interests in favour of any other person and the same are freely transferable by the Vendors without the consent, approval, permission, licence or concurrence of any third party.

2.3	The Company has not granted any right to call for the issue of or agreed to issue at any time after Completion any Shares or loan capital.

2.4	The Company is not under any contract, options, warrants or any other obligation regarding any part of its Shares, issued or unissued, or for the issue of any Shares, debentures, warrants, options, or other similar securities.

2.5	Save as Disclosed, the Company has no subsidiary and/or has no investment in any other company.

2.6	All charges against the Company (if appropriate) have been registered in accordance with all applicable laws and regulations.

2.7	None of the activities or contracts or rights of the Company is ultra vires, unauthorised, invalid, void or voidable. All documents to which any of them is a party and in the enforcement of which it may be interested have been duly stamped, if required and are in its possession.

2.8	The Company has been duly incorporated and is validly existing under the laws of the British Virgin Islands and has full power, authority and legal rights to own its assets and carry on its business (if any) and is not in receivership or liquidation, no steps have been taken to enter liquidation and no petition have been presented for winding up the Company and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of the Company.

2.9	The Company has obtained all necessary consents, approvals, authorisations and licences from the government authorities or otherwise for the operations of its business (if any).

2.10	The execution and delivery by the Vendors of this Agreement does not, and the sale of the Sale Shares and the consummation of the transactions contemplated by this Agreement will not, require any approval or consent by or in respect of, or filing with, any governmental body, agency or official (whether at the national, provincial, municipal, local or any other level) or any third party.

2.11	The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby (including the sale of the Sale Shares) will not contravene or constitute a default under or violation of (i) any provision of applicable law or regulations, (ii) the constitutional documents of the Company or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Company.

2.12	The Company and its officers (in their capacity as such) have complied in all material respects with all relevant legislation whether in Singapore, Malaysia or elsewhere, including (but without limitation) legislation relating to companies and securities, exchange controls, borrowing and lending controls, pollution, real property, taxation and prevention of corruption.

3.	FINANCIAL AND TAXATION

3.1	The Company has not entered into any mortgage, charge, pledge, lien or other form of security, equity, encumbrance on, over or affecting the whole or any part of its undertaking, property or assets or any agreements, arrangement or commitment to give or create any of the foregoing except for the purpose of securing banking facilities used by any of them negotiated on an arm’s length basis and on normal commercial terms.

3.2	Save as Disclosed, the Company has not given any guarantee in respect of any loan.

3.3	The Company has not established any place of business or carried on any business (if any) and has not made any filing with any tax or other regulatory authority in any part of the world other than Singapore and Malaysia.

3.4	Save as Disclosed, the Company has:-

(A)	paid or accounted for all taxation (if any) due to be paid or accounted for by it before the date of this Agreement; and

(B)	taken all necessary steps to obtain any repayment of or relief from taxation available to it.

3.5	Save as Disclosed, the returns which ought to have been made by or in respect of the Company for any taxation purposes have been made and all such returns are up-to-date, correct and on a proper basis and are not the subject of any dispute with any taxation or other relevant authority and there are no present circumstances known to the Vendor which are likely to give rise to any such dispute and provision has been made in its accounts for all amounts which were or would have been shown by any such return to be payable by the Company.

3.6	The Accounts:-

(i)	were prepared in accordance with applicable laws and with generally accepted accounting principles, standards and practices in Singapore and Malaysia (including all applicable Statements of Standard Accounting Practice) at the time they were prepared;

(ii)	are true and accurate, correctly make or include full provision for any bad and doubtful debts and all established liabilities, make proper and adequate provision for (or contain a note in accordance with good accounting practice respecting) all deferred, disputed or contingent liabilities (whether liquidated or unliquidated) and all capital commitments of the Company as at the Accounts Date and the reserves and provisions (if any) made therein for all taxation relating to any period on or before the Accounts Date are proper and adequate; and

(iii)	give a true and fair view of the state of affairs and financial and trading positions of the Company at the Accounts Date and of the Company’s results for the financial period ended on that date.

4.	LITIGATION

4.1	Save as Disclosed, the Company is not engaged in (nor is any director in relation to the affairs of the Company engaged in) any legal proceedings (including litigation, arbitration and prosecution) and no such proceedings are pending or threatened, nor are there any facts likely to give rise to such proceedings known or which would on reasonable enquiry be known to the Company or their respective directors.

4.2	The Company is not the subject of any investigation, inquiry or enforcement proceedings or process by any governmental, administrative or regulatory body nor are the Vendors aware of anything which is likely to give rise to any such investigation, inquiry, proceedings or process.

4.3	The Company is not insolvent and no order has been made or resolution passed for the winding up of the Company and there is no petition for the winding up of the Company or any receivership of the whole or any part of the undertaking and assets of the Company and there are no circumstances which would entitled any person to present such a petition or to appoint such receiver.

4.4	Saved as Disclosed, no unsatisfied judgment, order or award is outstanding against the Company and no distress or execution has been levied on, or other process commenced against, any asset of the Company.

5.	COMPANY RECORDS

5.1	The Company has kept and duly made up all requisite books of account (reflecting in accordance with good accounting principles all the financial transactions the Company), minute books, registers, records and these and all other deeds and documents (properly stamped where necessary) belonging to or which ought to be in the possession of the Company and its seal are in the possession the Company or the lender(s) to the Company (where such documents form part of the loan or security documents for loans made to the Company or documents required to be delivered under such loan or security documents).

5.2	All accounts, books, ledgers, and other financial records of the Company:

(A)	have been properly maintained in accordance with applicable law, are in the possession of the Company and contain due and accurate records of all members required by law to be entered therein;

(B)	do not contain or reflect any material inaccuracies or discrepancies; and

(C)	give and reflect a true and fair view of the matters which ought to appear therein and no notice or allegation that any of them is incorrect has been received, or if the Company has received such notice or allegation, the incorrectness or errors have been rectified.

Without prejudice to the generality of Paragraph 5.1 of this Schedule I, the minute book of directors’ meetings and the minute book of shareholders’ meetings respectively of the Company contain full and accurate records of all resolutions passed by the directors and the shareholders of the Company concerned and no resolutions have been passed by either the directors or shareholders of the Company concerned which are not recorded in the relevant minute books.

5.3	All documents required to be filed with the BVI Registrar of Corporate Affairs by the Company has been properly made up and filed.

5.4	The register of members of the Company is correct, there has been no notice of any proceedings to rectify such register, and there are no circumstances which might lead to any application for its rectification.

6.	PROPERTIES

6.1	Saved as Disclosed, the Company does not own any real properties.

7.	CORPORATE STATUS

7.1	There has been no resolution, petition or order for the winding up of the Company and no receiver has been appointed in respect thereof or any part of the assets thereof, nor are any such resolutions, orders and appointments imminent or likely.

7.2	No events or omissions have occurred whereby the constitution, subsistence or corporate status of the Company have been or are likely to be adversely affected.

8.	THE COMPANY AND THE LAW

8.1	Save as Disclosed, the Company has conducted its business (if any) in all material respects in accordance with all applicable laws and regulations of the British Virgin Islands, Singapore, Malaysia and relevant foreign country and there is no order, decree or judgment of any court or any governmental agency of the British Virgin Islands, Singapore, Malaysia or of any foreign country outstanding against the Company or its subsidiaries or which may have a material adverse effect upon the assets or business of the Company.

8.2	Save as Disclosed, all necessary licences, consents, permits and authorities (public and private) have been obtained by the Company to enable the Company to carry on its business (if any) effectively in the places and in the manner in which such business (if any) is now carried on and all such licences, consents, permits and authorities are valid and subsisting and the Vendor knows of no reason why any of them should be suspended, cancelled or revoked or should not be renewed or reissued upon or prior to their expiry.

8.3	Save as Disclosed, neither the Company nor any of their officers, agents or employees (during the course of their duties in relation to the Company) have committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any ordinance, order, regulation, enactment, statute or the like in Singapore, Malaysia or elsewhere which is punishable by fine or other penalty.

8.4	No order has been made or petition presented or resolution passed for the winding up of the Company, nor has any distress, execution or other process been levied against the Company.

9.	THE BUSINESS

9.1	Save as Disclosed:

(A)	the Company and its subsidiaries have carried on their business (if any) in the ordinary and usual course without having entered into any material transaction, assumed any material liability and there has not been any material adverse interruption or alteration in the nature, scope or manner of their business (if any);

(B)	the Company has paid its creditors within the time agreed with such creditors and there are no debts outstanding by the Company which have been due for more than six months;

(C)	the Company has not entered into, or agreed to enter into, any capital commitments;

(D)	no share or loan capital has been issued or agreed to be issued by the respective companies;

(E)	no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or part or has become liable to be repaid in advance of their scheduled dates of repayment; and

(F)	no unusual trade discounts or other special terms have been incorporated into any contract entered by the Company inconsistent with the previous practice of the Company.

9.2	The acquisition of the Sale Shares by the Purchaser and compliance with the terms of this Agreement will not:

(A)	cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Company (if any) not to continue to do so on the same basis as previously;

(B)	relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right whether under an agreement with or otherwise in respect of any of them;

(C)	result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity;

(D)	give rise to or cause to become exercisable any right of pre-emption;

(E)	result in any revocation or suspension of any licence, permit or consent held by or granted to the Company; or

(F)	the termination of any contract to which the Company is a party.

10.	THE COMPANY’S CONTRACTS

10.1	All documents to which the Company is a party and other documents owned by or which ought to be in the possession of the Company have been properly stamped and are in the Company’s possession and true and complete copies thereof have been delivered to the Purchaser or its solicitors.

10.2	Save as Disclosed, the Company is not a party to any agreement, transaction, obligation, commitment, understanding, arrangement or liability in which it:

(A)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

(B)	is known or is likely to result in a loss to the Company on completion of performance;

(C)	cannot readily be fulfilled or performed by the Company on time without undue or unusual expenditure of money and effort; and

(D)	involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature.

11.	THE COMPANY AND ITS EMPLOYEES

Save as Disclosed and as regards any scheme which the Company is or may become obliged to join or subscribe under any applicable law or regulations, there is no scheme or fund in respect of retirement, pension, health insurance, housing, bonus, incentive, share option or other benefits to directors, officers, staff, employees or any other party to which the Company is a party or in respect of which there is any obligations or liabilities, present or future, actual or contingent.

12.	INSURANCE

12.1	The Company has maintained insurance covers in respect of all risks and up to an extent that may reasonably be expected of a prudent businessman operating a business similar to that of the Company (if any).

12.2	All insurance policies taken out by the Company are valid, binding, in full force and effect and not voidable. There are no circumstances which might lead to any liability under any such insurance policies being avoided by the insurers or the premiums being increased and there is no claim outstanding under any such policy nor are there any circumstances likely to give rise to a claim.

13.	GENERAL

All information contained in this Agreement or in the documents referred to herein and therein and all other information concerning the Company and/or any part or parts of its business operations assets and liabilities (actual or contingent) supplied in the course of the negotiations leading to this Agreement to the Purchaser was when given true, complete and accurate in all respects and there is no fact or matter which has not been disclosed which renders any such information or documents untrue, inaccurate or misleading at the date of this Agreement or which if disclosed might reasonably be expected to influence adversely a prudent purchaser’s decision to purchase the Sale Shares on the terms of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

THE PURCHASER

Signed by HUANG ZHONGYING For and on behalf of SKUBBS HOLDINGS LIMITED in the presence of:	) ) ) ) ) ) ) ) ) )

THE VENDORS

Signed by HUANG ZHONGYING in the presence of	) ) ) ) ) ) ) )

Signed by CHANG KIN MAN For and on behalf of PURPLE WEALTH LIMITED in the presence of:	) ) ) ) ) ) ) ) ) )